Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Windstream Corporation:

We consent to the use of our report dated April 12, 2010, with respect to the consolidated balance sheets of NuVox, Inc. and subsidiaries as of December 31, 2008 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Greenville, South Carolina

September 29, 2010